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Exhibit 16.1



Securities and Exchange Commission
Washington, DC 20549



Gentlemen:


We were previously accountants for Whitewing Labs, Inc. (the Company) and on March 13, 2002, we reported on the financial statements of Whitewing Labs, Inc. as of December 31, 2001 and 2000 and for the years then ended. On May 16 2002, we were dismissed as principal accountants of the Company. We have read the Company's statements included under Item 4 of its Form 8-K for May 16, 2002 and we agree with such statements insofar as they relate specifically to our firm.



/s/ Moss Adams LLP


Los Angeles, California
May 21, 2002